Ex. 99.1

Delek US and Delek Logistics Announce Chief Financial Officer Transition

Brentwood, Tenn., March 5, 2019 – Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) and Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced the appointment of Mr. Assi Ginzburg to Executive Vice President and Chief Financial Officer of Delek US and Delek Logistics GP, LLC (“Delek Logistics GP”), the general partner of Delek Logistics, effective immediately. Mr. Ginzburg will succeed Mr. Kevin Kremke, who will remain with the company as an Executive Vice President and assist with the transition.

Mr. Ginzburg joined Delek US in 2004 and has served in various executive roles, including serving as Delek US and Delek Logistics GP’s Chief Financial Officer from January 2013 to June 2017 and as Delek US’ Executive Vice President, Strategic Planning since June 2017. Mr. Ginzburg also serves on the board of directors and as an executive officer of Delek Logistics GP, the general partner of Delek Logistics. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001.

Regarding the Chief Financial Officer transition, Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US and Chairman and Chief Executive Officer of Delek Logistics GP, the general partner of Delek Logistics, stated, “I appreciate the work accomplished by Kevin during his tenure leading our finance department and want to thank him for his contributions to the organization. I am pleased that Assi has agreed to serve again as Chief Financial Officer. Assi and I have worked closely together for many years and he has been an integral part of Delek’s success.”

“Delek’s future is bright, and I am excited to have the opportunity to continue to partner with Uzi and the executive leadership team as we advance our growth strategy,” stated Mr. Ginzburg. “I look forward to leading the finance team and supporting our commitment to deliver long term shareholder value.”

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 280 convenience stores in central and west Texas and New Mexico.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

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